Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of the Effective Date (as hereinafter defined), by and between Clark Consulting Inc. and/or its successors (the “Company”), a Delaware corporation, and Leslie N. Brockhurst, a resident of California (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and its affiliates (collectively “Clark Affiliates” and individually “Clark Affiliate”) are engaged in business in the State of Illinois and throughout the United States; and

WHEREAS, the Company desires to employ the Employee in the capacity of Executive Vice President of the Company and its parent, Clark, Inc., and President of the Corporate Solutions Practice (the “Division”) of the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Employee and the Company are party to an existing employment agreement, dated March 21, 2003, which shall be terminated upon the execution of this Agreement; and

WHEREAS, the Employee is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby employs the Employee and the Employee hereby accepts such employment upon the terms and conditions hereinafter set forth:

1.  Term of Employment. The term of employment under this Agreement shall commence on January 1, 2006 (the “Effective Date”) and shall extend through December 31, 2006. Absent notice of termination pursuant to Section 10, commencing on January 1, 2007 and continuing on each subsequent January 1, the term of the Employee’s employment shall automatically be extended for an additional twelve (12) months. To cause the Employee’s employment to terminate at the end of the original or an extended term, either party, at least 60 days prior to such date, shall give written notice to the other party that the Agreement will terminate.

2.  Duties of the Employee. The Employee agrees that during the term of this Agreement, he will devote substantially all his full professional and business-related time, skills and best efforts to the businesses of the Company. The Employee shall report to the President and Chief Operating Officer of the Company or such other officer as the Board of Directors of Clark, Inc. (the “Board”) may from time to time determine. The Employee may engage in personal investment activities provided such activities do not interfere with the performance of his duties hereunder or violate the noncompetition and confidential information provisions set forth herein. Nothing herein, however, will prevent the Employee, (i) upon approval of the President and Chief Operating Officer of the Company, from service as a director or trustee of other corporations or businesses which are not directly or indirectly in competition with the business of the Company or in competition with any present or future Clark Affiliate, (ii) from service on civic or charitable boards or committees, or (iii) from engaging in personal, passive, investment activities; provided such activities do not interfere with the performance of his duties hereunder or violate the noncompetition and confidential information provisions set forth herein. Employee shall be indemnified for actions performed in the course of his employment to the same extent as the President and Chief Operating Officer of the Company.

3.  Compensation.

(a)  Base Salary. The Company shall pay the Employee an annual base salary of Four Hundred Twenty-Five Thousand Dollars ($425,000), for each year of this Agreement (or fraction for portions of a year) (“Base Salary”). After April 1, 2007, such Base Salary may be adjusted upwards in accordance with the Company’s standard salary adjustment guidelines based upon the Employee’s performance. The Employee’s Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.

(b)  Perquisite Allowance. The Company shall pay the Employee an annual executive perquisite allowance of Twenty-Five Thousand Dollars ($25,000), for each year of this Agreement (or fraction for portions of a year) (the “Allowance”). The Allowance shall be in lieu of all other executive perquisites and subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.

(c)  Annual Bonus. In addition to the Base Salary and Allowance set forth in Section 3(a) and 3(b) hereof, the Employee shall receive an annual bonus opportunity (the “Annual Bonus”) each year during his employment equal to one hundred forty percent (140%) of his Base Salary. The Annual Bonus will be based on financial and/or non-financial goals which will be communicated to the Employee by the President and Chief Operating Officer of the Company or his designee, on an annual basis. Generally, subject to the discretion of the Company, approximately 80% of the Annual Bonus opportunity is paid if approved budget levels are met.

The Annual Bonus shall be paid on or before March 15 of the year following the year to which the bonus relates. The Employee must be employed by the Company or a Clark Affiliate on the date of payment in order to receive his Annual Bonus. The Annual Bonus, if any, shall be subject to all appropriate federal and state withholding taxes and shall be paid in accordance with the normal payroll procedures of the Company.

(d)  Clark, Inc. Long Term Incentive Compensation Plan. The Employee will be eligible to participate in the Clark, Inc. Long Term Incentive Compensation Plan (the “LTIC Plan”) subject to the approval of the Clark, Inc. Board of Directors. Any contributions made to the LTIC Plan on behalf of the Employee will be on a date to be determined by the Board of Directors. Any such contributions will vest and be made according to the terms of the LTIC Plan. Additionally, the LTIC Plan may grant the Employee certain restricted stock awards in Clark, Inc. stock, subject to the approval of the Board of Directors of Clark, Inc. Such restricted stock awards shall be based on financial performance targets of the Company to be approved by the Board of Directors of Clark, Inc. and subject to the terms of the LTIC Plan.

4.  Termination of Existing Contract. The Employee is currently party to an employment agreement with the Company dated March 21, 2003 (the “Existing Contract”) which shall be terminated upon the execution of this Agreement and which is attached as Exhibit A. The termination of the Existing Contract shall not constitute a Constructive Termination or a Termination by the Company as defined in the Existing Contract.

5.  Keyman Life Insurance. In recognition of the Employee’s unique position within the Company, the Employee agrees to consent to the purchase of up to Five Million ($5,000,000) dollars of life insurance on his life which specifies the Company as the sole beneficiary of any death benefits (“Keyman Life Insurance”). Such Keyman Life Insurance shall designate the Company as both the owner and the payor of the life insurance policy. The Five Million dollars of Keyman Life Insurance shall not include any insurance which has been or will be purchased on the life of the Employee in conjunction with the Company’s deferred compensation or executive benefit plans.

6.  Employee Benefits. The Employee and his eligible dependents shall be eligible to participate in the qualified employee benefit programs made available generally to other employees of the Company as well as any other programs made available generally to other officers of Clark Affiliates, excluding any benefits negotiated specifically by contract with any other officers; provided, however, that the Employee and his eligible dependents must meet any and all eligibility provisions required under such qualified employee benefit programs. The Employee will be also eligible for participation in the Clark Consulting, Inc. Execu-flex Benefit Plan, which will provide the Employee with a $15,000 contribution each plan year for so long as this Plan is offered to other employees and for so long as the Employee remains as President of the Division. The Employee shall also be eligible to participate in the Company’s Deferred Compensation Plan, or such similar successor plan, if any, that is maintained by the Company.

7.  PTO. The Employee shall be entitled to up to the maximum amount of annual paid time off (“PTO”) as offered to other employees of the Company under the terms of the Company’s current PTO Plan. The Employee may carry over the maximum amount of unused PTO to the next succeeding calendar year under the terms of the PTO Plan.

8.  Reimbursement of Expenses. The Company recognizes that the Employee will incur legitimate business expenses in the course of rendering services to the Company hereunder. Accordingly, the Company shall reimburse the Employee, upon presentation of receipts or other adequate documentation, for all necessary and reasonable business expenses incurred by the Employee in the course of rendering services to the Company under this Agreement consistent with the Company's Travel Policy then in effect.

9.  Working Facilities. The Employee shall be furnished an office, administrative assistance and such other facilities and services suitable to his position and adequate for the performance of his duties (“Working Facilities”), which shall be consistent with the reasonable policies of the Company.

10.  Termination. The employment relationship between the Employee and the Company created hereunder shall terminate before the expiration of the then current term upon the occurrence of any one of the following events:

(a)  Death or Permanent Disability. The death or permanent disability of the Employee. For the purpose of this Agreement, “permanent disability” of the Employee shall mean “disability” as defined under the Company’s long-term disability plan.

(b)  Termination for Cause. The following events, actions or inactions by the Employee shall constitute “Cause” for termination of this Agreement:

(i)  Substantial refusal or failure to perform duties or any reasonable obligation or substantial poor performance by the Employee that is repeated or continued following thirty (30) days written notice to the Employee of such refusal or failure to perform or of substantial poor performance given by the President and Chief Operating Officer of the Company to the Employee;

(ii)  Employee’s failure to rectify any material breach of contract under this Agreement within (30) days after written notice of such breach is given by the President and Chief Operating Officer of the Company to the Employee;

(iii)  any gross misconduct or gross negligence in the performance of his duties that materially and adversely affects the Company;

(iv)  a material breach of the Intellectual Property and Confidentiality Agreement with the Company;

(v)  the intentional diversion of a material financial opportunity away from the Company or any Clark Affiliates;

(vi)  the commission of an act of dishonesty or fraud that is of a material nature and involves a material breach of trust with respect to the interests of the Company;

(vii)  the conviction of Employee for any felony or of a crime involving moral turpitude; and

(viii)  the failure by the Employee, after having received 30 days written notice, to remain properly licensed and in good standing by any applicable state department of insurance and, if applicable, with the NASD and the Company’s securities affiliate, to the extent such licenses are required for the receipt of revenue.

Any notice of discharge shall describe with reasonable specificity the cause or causes for the termination of the Employee’s employment, as well as the effective date of the termination (which effective date may be the date of such notice). If the Company terminates the Employee’s employment for any of the reasons set forth above, the Company shall have no further obligations hereunder from and after the effective date of termination (other than the Accrued Obligations set forth in Section 11(a) below) and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

(c)  Constructive Termination. In the event of:

(i)  a material reduction in (or a failure to pay or provide) the Employee’s Compensation as set forth in Section 3, including, but not limited to, his Base Salary, Allowance, Annual Bonus, employee benefits, PTO or Working Facilities, other than as permitted by this Agreement;

(ii)  a material change or reduction in Employee’s duties orauthorityunless as a result of regulatory or compliance requirements; or, reporting relationship unless approved by the Company Board of Directors per section 2;

(iii)  a downward change in Employee’s title to which the Employee does not consent in writing;

(iv)  a relocation of the Employee’s principal office location which exceeds one hundred (100) miles from the current Los Angeles location, unless mutually agreed upon in writing between the Employee and the President and Chief Operating Officer of the Company;

(v)  following a Change in Control (as defined in Section 10(f) below), the Company or its successor delivers to Employee a notice of termination of the term of employment or the evergreen feature under Section 1; or

(vi)  any other material breach by the Company of this Agreement;

the Employee shall have the right to terminate his employment and such termination shall be treated in all respects as if it had been a termination of employment by the Company without Cause.

(d) Termination by the Employee with Notice. The Employee may terminate this Agreement at any time without liability to the Company arising from the resignation of the Employee upon sixty (60) days prior written notice to the Company. The Company retains the right after proper notice of the Employee’s voluntary termination to require the Employee to cease his employment immediately; provided, however, in such event, the Company shall remain obligated to pay the Employee his Base Salary during the sixty (60) day notice period and shall be obligated to pay the Employee the Accrued Obligations under Section 11(a). During such sixty (60) day notice period, the Employee shall provide such consulting services to the Company as the Company may reasonably request and shall assist the Company in training his successor and generally preparing for an orderly transition.

(e) Termination by the Company with Notice. The Company may terminate this Agreement at any time without liability other than as set forth in Section 11(a) and Section 11(b) upon sixty (60) days prior written notice to the Employee. The Company retains the right after proper notice has been given to the Employee to require the Employee to cease his employment immediately; provided, however, in such event, the Company shall remain obligated to pay the Employee his Base Salary during the sixty (60) day notice period. During such sixty (60) day notice period, the Employee shall provide such consulting services to the Company as the Company may reasonably request and shall assist the Company in training his successor and generally preparing for an orderly transition.

(f) Termination due to Change in Control. If after a Change in Control (as defined below), Employee terminates due to Constructive Termination (as defined in Section 10(c) above) or the Company or its successor terminates the Employee for any reason other than for Cause, Death or Disability, the Employee will be entitled to Compensation Upon Termination as described in 11(c) below. The “Company” for purposes of this Section 10(f) shall include Clark Consulting, Inc. and Clark, Inc. The Company will require any successor to all or substantially all of its assets, to expressly assume and perform this Agreement. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) the Company becomes a subsidiary of another corporation or entity or is merged or consolidated into another corporation or entity or substantially all of the assets of the Company are sold to another corporation or entity; or

(ii) any person, corporation, partnership or other entity, either alone or in conjunction with its “affiliates,” as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporation, partnerships or other entities who are not “affiliates” but who are acting in concert, other than W.T. Wamberg or his family members or any person, organization or entity that is controlled by W.T. Wamberg or his family members, becomes the owner of record or beneficially of securities of the Company that represent thirty-three and one-third percent (33 1/3%) or more of the combined voting power of the Company’s then outstanding securities entitled to elect Board of Directors of the Company; or

(iii) the Board of Directors of the Company or a committee thereof makes a determination in its reasonable judgment that a “Change in Control” of the Company has taken place.

11.  Compensation Upon Termination.

(a)  Accrued Obligations. Upon termination of the Employee’s employment under this Agreement for any reason, the Employee shall be entitled to:

(i)  the Base Salary earned by him before the effective date of termination, as provided in Section 3(a) hereof, prorated on the basis of the number of full days of service rendered by the Employee during the year to the effective date of termination;

(ii)  the Allowance earned by him before the effective date of termination, as provided in Section 3(b) hereof, prorated on the basis of the number of full days of service rendered by the Employee during the year to the effective date of termination;

(iii)  any accrued, but unpaid, PTO (up to the maximum carryover as specified in the Company’s PTO Plan);

(iv)  any authorized but unreimbursed business expenses; and

(v) any benefits to which the Employee is entitled under the employee benefit programs maintained by the Company.

The sum of the amounts described in clauses (i) through (v) will be hereinafter referred to as the “Accrued Obligations.” The Accrued Obligations will be paid to the Employee or his estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the date of termination; provided that the benefits under clause (v) will be paid or provided in accordance with the terms of the applicable employee benefit programs.

(b) Compensation for any Termination other than Cause, Termination by the Employee or Termination Due to Change in Control. Upon termination of the Employee’s employment under this Agreement for any reason other than those specified pursuant to Sections 10(b), 10(d) or 10(f) of the Agreement, the Employee will, in addition to receiving his Accrued Obligations, receive:

(i) an amount equal to one (1) year of his then current Base Salary, pursuant to Section 3(a); and

(ii) an amount equal to a pro-rata share of the Annual Bonus, pursuant to Section 3(c), based on the Employee’s Base Salary for the fiscal year through the date of termination and not to include any base salary paid after the Employee’s date of termination.

The sum of such amounts will be paid to the Employee in a lump sum in cash within thirty (30) days of his date of termination and in a manner consistent with the Company’s normal payroll practices, unless otherwise provided in Section 11(e).

(c) Compensation for Termination Due to a Change in Control. In connection with any termination by the Company or its successor of the Employee or termination by the Employee due to a Change in Control as described in Section 10(f) above, the Employee will, in addition to receiving his Accrued Obligations, receive:

(i)  an amount equal to two (2) years of his then current Base Salary,; and

(ii)  an amount equal to the Annual Bonus that would have been paid to the Employee with respect to each of the two fiscal years prior to the Change in Control had the maximum Annual Bonus opportunity in Section 3(c) of the Agreement been attained, regardless of the amount of Annual Bonus actually paid or due to the Employee with respect to each of the two fiscal years prior to the Change in Control.

The sum of such amounts will be paid to the Employee in a lump sum in cash within thirty (30) days of his date of termination and in a manner consistent with the Company’s normal payroll practices, unless otherwise provided in Section 11(e).

(d) Withholding; Offset. Amounts payable under this Section 11 shall be subject to all appropriate federal and state withholding taxes in accordance with the normal payroll practices of the Company, and shall be offset by any amounts due to the Company under this Agreement.

(e) Payments Subject to Code Section 409A. In the event all or a portion of this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Employee is determined to be a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) at the time of his “separation from service,” as that term is defined in Code Section 409A and related Treasury guidance and regulations, any distribution by the Company pursuant to this Agreement of amounts subject to Code Section 409A that is triggered by the Employee’s “separation from service” shall be delayed for a period of six (6) months from the time such distribution is scheduled to be paid.

(f) Additional 4999 Payment. In the event that the sum of all payments or benefits made or provided to, or that may be made or provided to, the Employee under this Agreement and under all other plans, programs and arrangements of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Code Section 280G(b)(2), the Company shall pay to the Employee at the time specified below, an additional amount (the “Additional 4999 Payment”) which, after the imposition of all income and excise taxes thereon, is equal to the excise tax imposed by Code Section 4999 (the “Excise Tax”) on the Aggregate Payment. For purposes of determining the amount of the Additional 4999 Payment, the Employee shall be deemed to pay federal income taxes at the Employee’s highest marginal rate of federal income taxation in the calendar year in which the Additional 4999 Payment is to be made and state and local income taxes at the Employee’s highest marginal rate of taxation in the state and locality of the Employee’s residence on the date on which the Excise Tax is determined, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Employee and the time of payment pursuant to this Section 11(f) shall be made by the Company’s tax preparer, legal counsel or certified public accounting firm, selected at the sole discretion of the Company with such costs incurred for the performance of the calculation of the Additional 4999 Payment to be paid for by the Company. The Additional 4999 Payment shall be paid to the Employee within thirty (30) days following the date the Company has calculated the Additional 4999 Payment, and, if applicable, within thirty (30) days of any determination that the Excise Tax is greater or less than initially calculated. Notwithstanding the foregoing, in the event that the amount of the Employee’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which the Additional 4999 Payment to the Employee under this Section 11(f) has been made, the Company shall pay to the Employee an additional amount (and any interest and penalties thereon) at the time and in the amount determined by the Company. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Additional 4999 Payment attributable to such reduction (plus the portion of the Additional 4999 Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Additional 4999 Payment being repaid by the Employee) plus interest on the amount of such repayment from the date the Additional 4999 Payment was initially made to the date of repayment at the rate provided in Code Section 1274(b)(2)(B). The Employee and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for the Excise Tax and all reasonable expenses incurred by the Employee in connection therewith shall be paid by the Company promptly upon notice of demand from the Employee.

12.  Noncompetition; Nonsolicitation.

(a)  The Employee acknowledges that he occupies a position of special trust and confidence with respect to the Company, and that the position imposes the obligation to act in a stewardship capacity with respect to the preservation and development of the Company and its resources for the benefit of future, as well as present, shareholders, officers, directors and employees. In recognition of his special relationship with the Company, and to protect the Company’s legitimate business interests without unnecessarily or unreasonably restricting his professional opportunities in the event of his termination from the Company and all Clark Affiliates:

(i)  The Employee shall not, for a period of thirteen (13) months following his termination of employment with the Company and all Clark Affiliates for any reason, for himself or as agent, partner or employee of any person, corporation or firm, directly or indirectly, engage in services of the type provided by the Company, excluding those services which involve training, performance management, or strategy, for:

(1)  any client of the Company or a Clark Affiliate for whom the Employee performed services, as determined by the President and Chief Operating Officer of the Company, or supervised the performance of services, or

(2)  any prospective client of the Company or a Clark Affiliate to whom the Employee submitted, or assisted in the submission of, a proposal, during the eighteen (18) month period preceding his termination, or

(3)  any client about whom the Employee learned Confidential Information.

(ii)  The Employee shall not, at any time during which he is an employee of the Company or another Clark Affiliate and for thirteen (13) months after his termination with the Company and all Clark Affiliates for any reason, whether for his own account or for the account of any person other than a Clark Affiliate, directly or indirectly, endeavor to solicit away from the Company or a Clark Affiliate, or facilitate the solicitation away from the Company or a Clark Affiliate of, any client of the Company or a Clark Affiliate or induce same to limit, alter or reduce its relationship with the Company.

(iii)  The Employee shall not, at any time during which he is an employee of the Company or another Clark Affiliate and for thirteen (13) months after his termination for any reason from the Company and all Clark Affiliates, whether for his own account or for the account of any person other than a Clark. Affiliate, directly or indirectly, induce away from the Company or a Clark Affiliate, or facilitate the inducement away from the Company or a Clark. Affiliate of, any personnel of the Company or a Clark Affiliate or interfere with the faithful discharge by such personnel of their contractual and fiduciary obligations to serve the Company’s or a Clark Affiliate’s interests and those of its clients of undivided loyalty.

(iv)  The Employee agrees that, for a period of five (5) years after the Closing Date of the Purchase Agreement (Exhibit B), the Employee shall not promote, market, solicit, or sell any product or service, including without any limitation, any life insurance or other insurance product or policy, similar to or competitive with the Company or any of its divisions’ programs (“Clark Program”) to any of the clients listed on Exhibit C hereto.

(b)  “Client” as used in this Section 12 shall mean any person or entity for whom the Company or a Clark Affiliate performed services or provided products within the twelve (12) months immediately preceding the termination of the Employee’s employment with the Company and all Clark Affiliates.

13.  Confidential Information. Employee shall abide by the terms of the Company’s standard Intellectual Property and Confidentiality Agreement, which is attached hereto as Exhibit D.

14.  Property of the Company. The Employee acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall create or have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and the Employee hereby agrees that such property shall remain the exclusive property of the Company, and the Employee shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Employee’s customer and supplier lists, contract forms, books of account, computer programs and similar property.

15.  Equitable Relief. The Employee acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Employee further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Employee agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

16.  Assignment. The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets or otherwise. This Agreement is personal to the Employee and may not be assigned in any way by the Employee without the prior written consent of the Company.

17.  Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, if any provision is held to be overbroad, a court may modify that provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified.

18.  Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein, specifically referenced herein or otherwise herein provided for.

19.  Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to the Company:

Clark Consulting, Inc.
        102 South Wynstone Park Drive
North Barrington, Illinois 60010
Attn: Mr. Thomas M. Pyra
President and Chief Operating Officer

With a copy in the event of notice to the Company to:

Vedder, Price, Kaufman and Kammholz
222 N. LaSalle Street
Chicago, Illinois 60601
Attn: Lane R. Moyer, Esq.

If to Employee:

Leslie N. Brockhurst
104 Bradbury Hills Lane
Bradbury, CA 91010

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

20.  Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

21.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF ILLINOIS.

22.  Application of Terms. Whenever used herein the terms Clark, Inc. and Clark Consulting, Inc.(or any abbreviations thereof) shall include all affiliates and successors thereof.

23.  Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

24.  Arbitration. Without limiting the right of the Company or the Employee to seek equitable relief to prevent irreparable injury, any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, which has not been resolved by agreement within 60 days after written notice thereof by the affected party shall be settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Chicago, Illinois. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CLARK CONSULTING, INC. By: /s/ Thomas M. Pyra Thomas M. Pyra President and Chief Operating Officer Dated: 4/12/06
EMPLOYEE: /s/ Leslie N. Brockhurst Leslie N. Brockhurst